UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) APRIL 4, 2001

                          SPALDING HOLDINGS CORPORATION

             (Exact name of registrant as specified in its charter)




          DELAWARE                     333-14569                 59-2439656
(State or other jurisdiction of       (Commission            (I.RS. Employer
Incorporation or Organization)        File Number)          Identification No.)


425 MEADOW STREET, CHICOPEE, MASSACHUSETTS                               01013
    (Address of principal executive offices)                          (Zip code)


       Registrant's telephone number, including area code: (413) 536-1200

ITEM 5. OTHER EVENTS

Spalding Holdings Corporation issued a press release dated April 2, 2001 to report financial results for the quarter and year ended December 31, 2000.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)  The following is filed as an Exhibit to this Report

     Exhibit No.           Description of Exhibit
     99.1                  Press Release announcing financial results for the
                           fourth quarter and the year ended December 31, 2000.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           Spalding Holdings Corporation
                                           (Registrant)

                                           By: /S/  DANIEL S. FREY
                                           -----------------------
                                           Daniel S. Frey
                                           Chief Financial Officer
                                           (an officer and authorized signatory)

Date: April 4, 2001

NEWS RELEASE

425 Meadow Street             Daniel S. Frey
Chicopee, MA  01013           Chief Financial Officer
(413) 536-1200

                              SPALDING HOLDINGS CORPORATION
                              ANNOUNCES 2000 FOURTH QUARTER AND YEAR END RESULTS

CHICOPEE, MASSACHUSETTS, APRIL 2, 2001 -- Spalding Holdings Corporation (the "Company"), the parent of Spalding Sports Worldwide, Inc. ("Spalding"), today reported improved results for the fourth quarter ended December 31, 2000 ("2000 Fourth Quarter") and the year ended December 31, 2000.

FIVE CONSECUTIVE QUARTERS OF IMPROVEMENT
----------------------------------------
For the fifth consecutive quarter, when compared to the corresponding quarter of the prior year, Spalding has reported improvements in gross profit and operating income.

In the 2000 Fourth Quarter Spalding's gross profit increased 1% to $44.9 million as compared to $44.5 million for the 1999 Fourth Quarter. Gross margin (gross profit as a % of sales) increased in the 2000 Fourth Quarter to 49% from 46% in the quarter ended December 31, 1999 ("1999 Fourth Quarter). For the year ended December 31, 2000, gross profit increased 15% to $208.7 million from $181.4 million and gross margin increased to 51% from 42% as compared to the year ended December 31, 1999. Included in the year ended December 31, 1999 was an inventory write-down of approximately $8.7 million that was consistent with the Company's marketing strategy of repositioning its core brands. The gross margin improvement reflects the sales of Spalding's high quality golf products (including STRATA(R) and TOP-FLITE(R) XL2000(R) golf balls, and BEN HOGAN(R) irons) and efficiencies generated in the production process.

Income from operations was $8.1 million for the 2000 Fourth Quarter compared to $4.7 million for the 1999 Fourth Quarter. For the year ended December 31, 2000, income from operations more than doubled, reaching $38.5 million compared to $14.5 million in the prior year period.

After excluding discontinued product lines, net sales increased for the year ended December 31, 2000 by 3% as compared to the year ended December 31, 1999, but sales in the 2000 Fourth Quarter as compared to the 1999 Fourth Quarter decreased 2%. Net sales of product lines eliminated represented $36.7 million and $2.0 million during the year ended December 31, 1999 and the 1999 Fourth Quarter, respectively. As a result of these discontinued product lines, reported net sales during the year ended December 31, 2000 decreased as compared to the year ended December 31, 1999 by $22.3 million to $408.9 million. The 2000 Fourth Quarter reported net sales decreased by $5.0 million to $92.4 million, as compared to the 1999 Fourth Quarter. For the year ended December 31, 2000 and 2000 Fourth Quarter, net sales of the higher margin, premium golf products, such as STRATA(R) and TOP-FLITE(R) XL 2000(R) golf balls, were significantly above prior year levels, partially offset by reduced sales of sporting goods such as basketballs. The 2000 Fourth Quarter sales decline as compared to the 1999 Fourth Quarter reflected continued softness in the Company's sporting good business, as well as more modest growth in the golf ball business as the number of rounds played declined from 1999 levels.

YEAR ENDED DECEMBER 31, 2000 EBITDA INCREASES 82%
-------------------------------------------------

The Company's EBITDA (earnings before interest, taxes, depreciation and amortization) increased $23.1 million to $52.0 million during the year ended December 31, 2000, an 82% increase from the year ended December 31, 1999 EBITDA of $28.6. During the 2000 Fourth Quarter EBITDA increased 26% to $11.8 million as compared to $9.4 million during the 1999 Fourth Quarter.

Adjusted EBITDA represents EBITDA excluding extraordinary items, noncash and nonrecurring items and net currency gains/losses. Adjusted EBITDA is included as a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements are tied to this measure.

Adjusted EBITDA was $13.8 million during the 2000 Fourth Quarter as compared to $14.8 million during the 1999 Fourth Quarter, a decrease of $1.0 million, or 7%. The year ended December 31, 2000 Adjusted EBITDA increased $2.1 million, or 4%, to $60.1 million as compared to $58.0 million during the year ended December 31, 1999.

The Company's 2000 pre-tax loss improved by 37% from 1999, as the increase in operating income was partially offset by higher interest expense (due to a higher average debt balance and higher interest rates in 2000 versus 1999) and foreign currency losses. Net loss improved by 27%, as the Company's improved domestic performance resulted in foreign jurisdictions (where the company does not record a tax benefit) comprising a greater portion of the pre-tax loss.

Jim Craigie, Spalding's President & CEO, stated: "During 2000 Spalding continued to show improvement despite increasing competition in the sporting goods industry. This continued improvement is the result of our commitment to quality products backed by strong advertising and promotional campaigns. The improved margins and operating income are also the result of the Company strategically exiting less profitable product categories during the prior year."

SUBSEQUENT AMENDMENT TO CREDIT FACILITY
---------------------------------------

On January 25, 2001 the Company announced that its Secured Credit Facility had been amended. The amendment, which was approved by a majority vote of the participating lenders on January 24, 2001 allows for an additional $35.0 million of funding, while also modifying certain covenant compliance measurements.

Since the time of the amendment, the Company's seasonal need for cash flow has utilized much of the total credit availability, including the additional availability obtained in January. The Company has invested significant funds to purchase inventory in anticipation of demand during the spring and summer. Additionally, significant investments in marketing have been made to support several new product launches, including:

|X| the SPALDING(R) INFUSION(TM) basketball (featuring a built-in pump), |X| BEN HOGAN(R) APEX EDGE(TM) golf clubs (designed for the mid-to-higher handicap golfer),
|X| the STRATA(R) TOUR ULTIMATE(TM) golf ball (with a unique tungsten energy core for professional spin and distance),
|X| TOP-FLITE(R) XL 2000(TM) irons (featuring titan steel and a larger "sweet spot"), and
|X|  SPALDING(R) XFL footballs.

As with the introduction of most new consumer products, the initial investments required in marketing support and inventory purchases have come before significant revenues from the sales of such products can be realized, and this has placed a significant drain on the Company's financial resources.

The Company has implemented several measures to conserve its cash flow and meet its payment obligations. As a result of these actions, the Company believes that its existing credit facilities, together with cash generated from operations, will be sufficient to fund the Company's business needs. There can be no assurance, however, that these measures will be successful to the extent necessary for the Company to remain current on its obligations or that the Company will remain in compliance with the covenants in its credit facility.

Founded in 1876, Spalding is a leading manufacturer and licensor of branded consumer products serving the golf and sporting goods markets under the SPALDING(R), TOP-FLITE(R), BEN HOGAN(R), STRATA(R), ETONIC(R) and DUDLEY(R) brand names. Headquartered in Chicopee, Massachusetts, Spalding markets a broad range of professional quality recreational and athletic goods, including products used in golf, basketball, softball, volleyball, soccer and football.

Certain matters discussed in this press release are forward-looking statements based on the Company's current expectations and estimates as to prospective events about which the Company can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. See Spalding Holdings Corporation's cautionary statement relating to forward looking statements filed with the SEC on Form 8-K on November 7, 2000.




                 SPALDING HOLDINGS CORPORATION AND SUBSIDIARIES
                      CONDENSED STATEMENTS OF CONSOLIDATED
                 OPERATIONS FOR THE THREE FISCAL MONTHS AND THE
                     YEARS ENDED DECEMBER 31, 2000 AND 1999
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                                        THREE FISCAL
                                                                        MONTHS ENDED                 YEARS ENDED
                                                                        ------------                 -----------

                                                                      DEC. 31,    DEC. 31,        DEC. 31,   DEC. 31,
                                                                       2000        1999            2000       1999
                                                                       ----        ----            ----       ----

NET SALES.........................................................    $92,380     $97,332        $408,873   $431,172

   Cost of sales..................................................     47,432      52,836         200,199    249,729
                                                                      -------     -------        --------   --------

GROSS PROFIT......................................................     44,948      44,496         208,674    181,443

   Selling, general and administrative expenses...................     40,722      42,611         182,961    177,490
   Royalty income, net............................................     (3,867)     (3,168)        (12,804)   (11,373)
   Restructuring and other unusual costs..........................          -         330               -        812
                                                                      -------     -------        --------   --------
INCOME FROM OPERATIONS............................................      8,093       4,723          38,517     14,514

   Interest expense, net..........................................     15,720      13,271          60,427     54,970
   Currency loss (gain), net......................................        592        (212)          3,581       (543)
   Equity in net loss of Evenflo Company, Inc.....................          -           -               -        248
                                                                      -------     -------        --------   --------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY LOSS...................     (8,219)     (8,336)        (25,491)   (40,161)

   Income tax provision (benefit).................................        154      (2,326)         (5,485)   (13,100)

LOSS BEFORE EXTRAORDINARY LOSS....................................     (8,373)     (6,010)        (20,006)   (27,061)

   Extraordinary loss.............................................          -         260               -        260
                                                                      -------     -------        --------   --------
NET LOSS .........................................................    $(8,373)    $(6,270)       $(20,006)  $(27,321)
                                                                      =======     =======        ========   ========
